Exhibit 10.2

EMPLOYMENT AGREEMENT

     This AGREEMENT is made and entered into as of the [ ] day of [ ], 2004, by and between GRAND TOYS INTERNATIONAL LIMITED, a limited company organized under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China having its registered office at Room UG202, Floor UG2, Chinachem Golden Plaza, 77 Mody Road, Tsimshatsui East, Kowloon, Hong Kong (“Grand”), and ELLIOT L. BIER, a Canadian citizen residing at               , Canada (“Bier”).

     WHEREAS, Grand, through its wholly-owned subsidiaries, is engaged in the business of designing, developing, producing, marketing, distributing, importing and selling toys and toy-related products (the “Business”).

     WHEREAS, Grand is desirous of employing Bier as an executive director and Vice Chairman of the Board of Directors of Grand (the “Board”), and Bier is willing to serve Grand in such capacity, all upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

     1. Employment

          Grand agrees to employ Bier, and Bier agrees to be employed by Grand, upon the terms and subject to the conditions of this Agreement.

     2. Term

          The term of this Agreement shall be for a period commencing on the date hereof and ending on the date of Grand’s annual general meeting in 2007 (but in no event later than December 31, 2007) unless sooner terminated as hereinafter provided (the “Term”).

Exhibit 10.2

     3. Duties; Efforts; Indemnification.

          (a) During the term of this Agreement, Bier shall serve as a director and Vice Chairman of Grand. His responsibilities shall include the provision of advice and assistance to the Board and its Chairman with regard to major corporate development initiatives, including mergers and acquisitions and in matters of corporate governance. He shall also act, if and as requested by the Chairman, in the place and stead of the latter as a corporate spokesman and in the management of investor relations. All duties to be rendered by Bier shall be commensurate with his position as a director and Vice Chairman of Grand. In order to enable Bier to discharge his functions as such, management will, throughout the Term, at each general meeting of Grand at which directors are elected, nominate Bier for election as a director. Bier shall be based in the greater Montreal, Quebec metropolitan area and shall undertake such domestic and foreign travel as shall be reasonably required to fulfill his duties.

          (b) Bier and Grand acknowledge and agree that Bier is not being retained or engaged as a “full time employee” of Grand and, accordingly, Bier shall be required to devote only such amount of his business time during the Term as Bier shall reasonably determine in good faith to be necessary for the fulfillment of his duties and obligations hereunder and as a director of Grand. Grand further acknowledges that Bier also serves as managing partner of the Adessky Poulin law firm and that Bier and the Adessky Poulin law firm are or may be engaged by clients which are involved in businesses that may be Competing Businesses (as defined in Section 7(a)(iii)). Nothing herein will be deemed to restrict Bier or the Adessky Poulin law firm from representing such other clients in such Competing Business (regardless of the effects thereof on Grand or its subsidiaries or affiliates), provided that this sentence shall not be construed as relieving Bier, in his individual capacity as a director of Grand, from any duty or obligation to Grand or its shareholders under applicable statutory or common law.

          (c) Subject to and in accordance with the provisions of the Memorandum and Articles of Association of Grand, Grand shall indemnify Bier to the fullest extent permitted by applicable law for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and attorney’s fees) incurred or paid by Bier in connection with any third party action, suit, investigation or proceeding arising out of or relating to the performance by Bier of services for, or the acting by Bier as a director, officer or employee of, Grand or of any other person or entity at Grand’s request, and Grand shall advance to Bier or pay on his behalf such amounts as the directors of Grand determine to be due by reason of such indemnification. Grand shall use its reasonable best efforts to purchase and maintain during the Term directors’ and officers’ insurance with a liability limit commensurate with that of the comparable insurance previously maintained by Grand Toys International, Inc. provided if, in the opinion of the Board, coverage in that amount is not available on commercially reasonable terms, it shall purchase and maintain insurance with such lower liability is it deems commercially reasonable.

Exhibit 10.2

     4. Compensation and Benefits.

          (a) Base Salary. Grand shall pay to Bier a base salary (the “Base Salary”) at a rate of US$150,000 per annum, payable in accordance with Grand’s payroll practices for its executive employees. The Board will review the Base Salary not less than semiannually during the Term with a view to ensuring that it remains commensurate with the time and effort required for the discharge of his responsibilities pursuant to this Agreement. The Base Salary provided hereunder, as increased by the Board from time to time, shall not be reduced without Bier’s consent.

          (b) Incentive Compensation. Bier shall be eligible for the following incentive compensation:

               (i) Stock Options. Bier shall be granted options to purchase American Depositary Receipts (“ADRs”) representing 300,000 ordinary shares in the capital of Grand at a price per ADR which shall be equivalent to US$2.95 per ordinary share. The options shall be granted within sixty (60) days after the date of this Agreement, shall vest and become exercisable as to 100,000 shares on each of the first and second anniversaries of such date and on the date of the expiration of the Term, and shall expire on the fifth anniversary of the date hereof; provided, however, that upon (i) the occurrence of a Change of Control, as defined in Section 11, having the result described in the first sentence of that section, or (ii) the termination of Bier’s employment other than (A) by Grand for Cause (as defined in Section 5(a)), (B) by reason of Bier’s death or Disability (as defined in Section 5(b)) or (C) by Bier voluntarily, all of such options then remaining unvested shall become vested immediately. Grand shall use reasonable best efforts to cause the ADRs issuable upon exercise of such options to be registered for resale on Form S-8 or other appropriate form for resale of securities upon exercise of options under the Securities Act of 1933, provided that Grand shall have determined in its reasonable judgment that the ADRs are eligible for such registration.

               (ii) Transactional Bonuses. Bier may, at the discretion of the Board, be granted additional stock options, bonuses or other incentive compensation contingent upon the success of specific transactions.

          (c) Out-of-Pocket Expenses. Grand shall promptly pay to Bier the reasonable expenses incurred by him in the performance of his duties hereunder in accordance with Grand’s policies in effect from time to time, including, without limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by Bier, shall promptly reimburse him for such payment, provided that Bier provides proper documentation thereof in accordance with Grand’s policy.

          (d) Participation in Benefit Plans. Bier shall be entitled to participate in or receive benefits under any pension plan, health and accident plan or any other employee benefit plan or arrangement made available now or in the future by Grand to its North American executives and key management personnel, provided that participation in such plans or arrangements are permitted for employees who are employed less than full-time.

Exhibit 10.2

          (e) Vacation. Bier shall be entitled to such number of paid vacation days in each calendar year that are generally awarded to Grand’s North American executives, but in no event less than twenty (20) business days per year. Vacation shall be prorated in any calendar year of the Term during which Bier is employed hereunder for less than an entire year in accordance with the number of days in such year during which he is so employed. No vacation time shall be paid if not taken or carried over into any subsequent calendar year unless Grand’s policies then permit.

     5. Termination.

          Bier’s employment hereunder shall be terminated upon Bier’s death or Bier’s voluntarily leaving the employ of Grand (other than as a result of Grand’s material breach of this Agreement), and may be terminated as follows:

          (a) For Cause. Grand shall have the right to terminate Bier’s employment for “Cause.” A termination for “Cause” is a termination evidenced by a resolution adopted by the Board finding that Bier has:

               (i) materially or repeatedly breached or failed to comply with any of the material terms of this Agreement, including, without limitation, Sections 3, 7, 8 or 10 of this Agreement;

               (ii) materially or repeatedly failed to perform his duties under this Agreement, including refusing to carry out the reasonable lawful written instructions of the Board or deliberately and intentionally disregarding the lawful instructions from the Board, in either case which instructions are consistent with the responsibilities and duties of Bier contemplated by this Agreement;

               (iii) engaged in gross negligence or willful misconduct in connection with or arising out of the performance of his duties hereunder, including, without limitation, the misappropriation of funds;

               (iv) been under the influence of drugs or alcohol (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of his duties under this Agreement, or while under the influence of drugs or alcohol, engages in grossly inappropriate conduct;

               (v) engaged in behavior that would constitute grounds for liability for sexual harassment or in the reasonable opinion of the Board other egregious conduct violative of laws governing the workplace, in either case within the jurisdiction in which Mr. Bier is rendering services; or

               (vi) committed any act of fraud, larceny, misappropriation of funds or embezzlement or been convicted of a felony or a crime of moral depravity;

provided, however, that (A) in the case of clauses (i), (ii) and (iii) above, Bier shall receive thirty (30) days’ advance written notice that the Board intends to meet to consider Bier’s termination and specifying the actions constituting Cause, Bier shall have the opportunity to cure the conduct constituting Cause during such thirty (30) day period and (B) any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Grand shall be conclusively presumed to be done, or omitted to be done, by Bier in good faith and in the best interests of Grand.

          (b) For Disability. Grand shall have the right to terminate Bier’s Employment as a result of Bier’s “Disability.” For purposes of this Agreement, a termination for “Disability” shall occur:

               (i) immediately after the Board has provided a written termination notice to Bier supported by a written statement from a reputable independent physician selected

Exhibit 10.2

by Grand to the effect that Bier shall have become so incapacitated as to be unable to resume, within 90 days, his employment hereunder by reason of physical or mental illness or injury; or

               (ii) upon rendering of a written termination notice by Grand after Bier has been unable to substantially perform his duties hereunder for 90 consecutive days (exclusive of any vacation permitted under Section 4(e) hereof) or for 180 days in any 360 day period by reason of any physical or mental illness or injury.

Bier agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician mutually selected by the parties for the purpose of a termination pursuant to Section 5(b)(i).

Exhibit 10.2

     6. Effect of Termination.

          (a) Death or Disability. In the event of the termination of Bier’s employment as a result of his death or Disability, Grand shall:

               (i) pay to Bier or his estate, as the case may be, the Base Salary and any accrued and unpaid bonus or incentive compensation in accordance with Section 4(b) through the date of his death or Disability (pro rated for any partial month); and

               (ii) reimburse Bier, or his estate, as the case may be, for any expenses pursuant to Section 4(c) (the amounts payable pursuant to the foregoing clauses (i) and (ii) are hereafter referred to as the “Accrued Obligations”).

          (b) For Cause by Grand, by Bier Voluntarily or upon expiration of the Term. In the event that Bier’s employment is terminated by Grand for Cause or by Bier voluntarily or upon expiration of the Term, Grand shall pay to Bier the Accrued Obligations and Bier shall have no further entitlement to any other compensation or benefits from Grand, except as set forth herein.

          (c) Other than as a result of Bier’s death or Disability, by Grand for Cause or by Bier. In the event that Bier’s employment is terminated by Grand other than for Cause, death or Disability or by Bier voluntarily, then, subject to receipt of a release of Grand and its directors, officers and employees and their respective successors and assigns of claims of Bier against them solely by reason of his termination of employment hereunder:

               (i) Grand shall pay to Bier the Accrued Obligations; and

               (ii) Grand shall continue to pay Bier the Base Salary plus benefits in accordance with Section 4(d), together with bonus accruing in accordance with Section 4(b)(ii) from and after the most recent anniversary of the date hereof, until the earlier of (A) the last day of the Term (as if such termination had not occurred) or (B) the date that shall be one year after the date of such termination. In addition, all stock options granted to Bier pursuant to Section 4(b)(i) shall vest as of the effective date of such termination

          (d) This Section 6 sets forth the only obligations of Grand with respect to the termination of Bier’s employment with Grand, and Bier acknowledges that upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided herein hereof. Any an all Accrued Obligations shall be paid within fifteen (15) days of the termination of Bier’s employment.

          (e) In no event shall Bier be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Bier under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Bier obtains other employment.

Exhibit 10.2

     7. Non-Solicitation; Restriction of Competition; Interference.

          (a) As a significant inducement to Grand to enter into and perform its obligations under this Agreement, during the Term and until the first anniversary of the termination or expiration of the Term or any extension hereof, for any reason other than the termination of Bier’s employment without Cause and subject to the provisions of Section 3(b), Bier will not, either directly or indirectly:

               (i) either alone or in association with others, solicit, or permit any person or organizations directly or indirectly to solicit, any individual who at the time of the solicitation is, or who within the six (6) month period prior to such solicitation was, an employee of Grand to leave the employ of Grand or terminate his or her employment relationship with Grand, or hire or attempt to hire or induce, any employee or employees of Grand to terminate their employment with, or otherwise cease their relationship with, Grand;

               (ii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers, vendors or accounts, or prospective clients, customers, vendors or accounts of Grand;

               (iii) directly or indirectly engage any place in the world in any business which develops, manufactures, promotes or distributes products that are competitive with those that are marketed by Grand, or those products which are then under active development by Grand (a “Competing Business”), whether such engagement shall be as a director, officer, employee, stockholder, shareholder, partner, member or other owner, affiliate or other participant in any Competing Business;

               (iv) assist others in organizing or engaging in any Competing Business in any capacity or manner described in clause (iii) above; or

               (v) take any action reasonably likely to cause injury to the relationship between Grand or any of its respective employees and any client, lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of Grand or any of its affiliates as such relationship relates to Grand or its affiliates’ conduct of their business.

          (b) Notwithstanding anything in Section 7(a) to the contrary (i) the provisions of clause 7(a)(iii) and 7(a)(iv) shall not be deemed to preclude Bier, after the end of the Term, from engagement by a corporation or entity some of the activities of which are a Competing Business if Bier’s engagement does not, directly or indirectly, relate to, and Bier is segregated completely from, such Competitive Business and (ii) nothing contained in this Section 7 shall be deemed to prohibit Bier from directly acquiring or holding, solely for investment, securities of any corporation or entity some of the activities of which constitute a Competitive Business so long as such securities do not, in the aggregate, constitute more than five percent (5%) of any class or series of outstanding securities of such corporation or entity.

Exhibit 10.2

          (c) The geographic scope of this Section 7 shall extend to anywhere Grand is doing business at the time of termination or expiration.

     8. Protection of Confidential Information.

          (a) As a significant inducement to Grand to enter into and perform its obligations under this Agreement, Bier acknowledges that he has been and will be provided with information about, and his employment by Grand will, throughout the Term, bring him into close contact with, many confidential affairs of Grand, including, without limitation, books, records, business plans, proprietary information about the Business, costs, profits, markets, sales, customers, advertisers, vendors, suppliers, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods, plans for future developments and other information not readily available to the public (the “Confidential Information”), all of which are highly confidential and proprietary and all of which were developed by Grand at great effort and expense. Bier further acknowledges that the services to be performed by him under this Agreement are of a special unique, unusual, extraordinary and intellectual character and that the nature of the relationship of Bier with Grand is such that Bier is capable of competing with Grand. In recognition of the foregoing, Bier covenants and agrees during the Term and thereafter he will:

               (i) keep secret all Confidential Information and not disclose such Confidential Information to anyone outside of Grand, either during or after the Term, except with Grand’s prior written consent;

               (ii) not make use of any Confidential Information for his own purposes or the benefit of anyone other than Grand, provided that the confidential matters referred to in clauses (i) and (ii) of this Section 7 shall not apply to information which is generally known to the public other than as a result of Bier’s breach of this Section 7;

               (iii) deliver promptly to Grand on termination of this Agreement, or at any time Grand may so request, all confidential memoranda, notes, records, reports and other confidential documents (and all copies thereof) relating to the Business which he may then possess or have under his control, except that he may retain personal notes, notebooks, journals and diaries provided that such materials do not contain Confidential Information; and

               (iv) not disparage Grand, any affiliate of Grand, any director, officer, employee or shareholder of Grand, or any affiliate of any such director, officer, employee or shareholder of Grand by making (or causing others to make) any oral or written statements or representations that could reasonably be construed to be a false and misleading statement of fact or a libelous, slanderous or disparaging statement of or concerning any of the aforementioned persons.

Exhibit 10.2

     9. Specific Remedies; Severability.

          (a) For the purposes of Sections 7 and 8 of this Agreement, references to Grand shall include all current and future majority-owned subsidiaries of Grand and all current and future joint ventures in which Grand may from time to time be involved. It is understood by Bier and Grand that the covenants contained in this Section 9 and in Sections 7 and 8 hereof are essential elements of this Agreement and that, but for the agreement of Bier to comply with such covenants, Grand would not have agreed to enter into this Agreement or consummate the Transaction. Grand and Bier have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by Grand and all interests of Grand and its stockholders. Bier agrees that the covenants of Sections 7 and 8 are reasonable and valid. If Bier commits a breach of any of the provisions of Sections 7 and 8 hereof, such breach shall be deemed to be grounds for termination for Cause. In addition, notwithstanding the provisions of Sections 7 and 8, Bier acknowledges that Grand may have no adequate remedy at law if he violates any of the terms hereof. Bier therefore understands and agrees that Grand shall have without prejudice as to any other remedies:

               (i) the right upon application to any court of proper jurisdiction to a temporary restraining order, preliminary injunction, injunction, specific performance or other equitable relief; and

               (ii) the right apply to any court of proper jurisdiction, to require Bier to account for and pay over all compensation, profits, monies, accruals, increments and other benefits (collectively the “Benefits”) derived or received by Bier as a result of any transaction constituting a breach of any of the provisions of Sections 7 or 8, and, if a court so orders, Bier hereby agrees to account for and pay over such Benefits to Grand.

          (b) Each of the rights enumerated in Sections 7 or 8 hereof and the remedies enumerated in this Section 9 shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to Grand at law or in equity. If any provision of this Agreement, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants set forth herein is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall reduce the duration and/or area of such provision and in its reduced form said provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect Grand’s right to the relief provided in Section 9(a) or otherwise in the court of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

Exhibit 10.2

     10. Other Agreements.

          Bier hereby represents that he is not bound by the terms of any agreement with any previous employer, or with any other party, that would impair his right or ability to enter the employ of Grand or perform fully his obligations pursuant to this Agreement. Bier further represents and warrants that his performance of all the terms of this Agreement and as an executive of Grand does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with Grand.

     11. Change of Control

In the event that, as a result of any Change in Control of Grand, Bier ceases to act in the capacity of director and Vice Chairman of Grand in accordance with the provisions of this Agreement for any reason other than termination for Cause, he shall be entitled to the same compensation and benefits as if his employment had been terminated by Grand without Cause, as provided in Section 6(c). For purposes hereof, a “Change of Control” of Grand shall mean any sale, transfer, pledge or other encumbrance of shares, or the issuance of shares, or any other transaction or event including, without limitation, merger or consolidation, as a result of which Cornerstone Overseas Investments, Limited, either alone or with its affiliates, shall cease to have control of Grand, where “control” shall mean the right, either directly or indirectly, to elect a majority of the directors of Grand without the consent or acquiescence of any third party.

     12. Notices

          Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed effective (i) upon delivery, if delivered by hand and followed by notice by mail or facsimile transmission, or electronic mail, (ii) three (3) days after the date of deposit in the mails, if mailed by certified or registered mail (return receipt requested), or (iii) on the next business day, if mailed by an overnight mail service to the parties or sent by facsimile transmission,

If to Grand::

Grand Toys International Limited Room UG202, Floor UG2 Chinachem Golden Plaza 77 Mody Road Tsimshatsui East Kowloon, Hong Kong Attention: Managing Director Facsimile No.: (852) 2520 5515

Exhibit 10.2

with copies to:

Katten Muchin Zavis Rosenman 1251 Avenue of the Americas, 29th Floor New York, NY 10020 Attention: Paul J. Pollock, Esq. Fax: (212) 894-5511

and

Dorsey & Whitney One Pacific Place, Suite 3008 88 Queensway Hong Kong Attention: Steven C. Nelson, Esq, Facsimile No.: (852) 2524-3000

If to Bier:

Elliot L. Bier, Esq. Addesky Poulin Place Canada Trust, 18 etage 999 Boul. de Maisonneuve Quest Montreal, Quebec H3A 3L4 Canada Facsimile No. (514) 288-2697

or at such other address or telecopy number (or other similar number) as either party may from time to time specify to the other.

     13. Entire Agreement

          This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

     14. Amendment

          This Agreement may be amended or modified only by a written instrument executed by Grand and Bier.

     15. Governing Law

          This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York, USA, which shall be the proper law hereof notwithstanding any rule or principle of conflict of laws therein contained under which any other

Exhibit 10.2

body of law would be made applicable. If and to the extent that Bier should, pursuant to the mandatory laws of any other jurisdiction, acquire by reason of the employment relationship created hereunder any rights other than those contemplated by this Agreement, he expressly waives any and all such rights.

     16. Successors and Assigns

          This Agreement is personal to Bier and without the prior written consent of Grand shall not be assignable by Bier otherwise than by will or the laws of descent and distribution with respect to Bier’s rights, if any, to be paid or receive benefits hereunder. This Agreement shall inure to the benefit of and be enforceable by Bier’s legal representatives.

     17. Headings

          The headings of this Agreement are for convenience of reference only and shall not affect in any manner any of the terms and conditions hereof.

     18. Acts and Documents

          The parties agree to do, sign and execute all acts, deeds, documents and corporate proceedings necessary or desirable to give full force and effect to this Agreement.

     19. Counterparts

          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

     20. Modifications and Waivers

          No term, provision or condition of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board of Grand and is agreed to in writing and signed by Bier. No waiver by either party hereto of any breach by the other party hereto of any term, provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     21. Entire Agreement

          This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes all prior agreements, negotiations and discussions between the parties hereto.

Exhibit 10.2

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties or their duly authorized officers as of the date first written above.

GRAND TOYS INTERNATIONAL LIMITED
By:

Elliot L. Bier